Exhibit 10.17

Compensation Arrangements for Non-Management Directors

Annual Retainer and Meeting Fees

Each of the non-management directors of Burlington Coat Factory Warehouse Corporation (the "Company") receives an annual retainer of $16,000, payable in quarterly installments, and 100 shares of the Company's common stock, $1.00 par value, per year. Each of the Company's non-management directors also receives $2,500 per year for each Board committee on which such director serves, and an additional $2,500 per year for each committee of which such director serves as chairperson. In addition, a non-management director who serves on a subcommittee of the Audit Committee responsible for initially reviewing complaints and other correspondence submitted pursuant to Section 301 of the Sarbanes-Oxley Act of 2002 receives $2,500 per year for service on such subcommittee.

Expenses

The Company reimburses non-management directors for travel and out-of-pocket expenses incurred in the performance of their services as directors.